Exhibit 10.13

AXCAN HOLDINGS INC.

MANAGEMENT EQUITY INCENTIVE PLAN 2008

Appendix: French Sub-Plan

This Appendix applies to any Grants that are made to Eligible Employees (other than those referred to in article 1(a) and (b) below) who are residents of France and who are or may become subject to French tax (i.e., income tax and/or social security tax) as a result of Grants being awarded pursuant to Section 4 of the Axcan Holdings Inc. Management Equity Incentive Plan 2008 (the “Plan”).

The purpose of this present Appendix is to bring the Grants into compliance with French tax, social and commercial rules, in order to allow the Eligible Employees mentioned above to benefit from the favorable tax and social regime set out in Article 200A-6 paragraph 1 of the French Tax Code and article L.242-1 paragraph 2 of the French Social Security Code with respect to Options granted under the Plan, provided, however, that, notwithstanding the provisions of Section 4.12 of the Plan, nothing in this Appendix shall be construed as a guarantee or an undertaking by Axcan or any of its Affiliates that such regime will effectively apply.

This Appendix shall be read in conjunction with the Plan and the Axcan Holdings Inc. Management Stockholder’s Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. In the event of conflict between the Plan, the Axcan Holdings Inc. Management Stockholder’s Agreement and the French Sub-Plan (defined below), the provisions of the French Sub-Plan shall prevail.

The Plan, as amended by the provisions of this Appendix, so as to comply with the provisions of Articles L. 225-177 to L. 225-185 of the French Commercial Code and French employment law, shall be referred to as the “French Sub-Plan”. This Appendix shall be construed and operated with that intention. The provisions of the Plan that are not amended by this Appendix form an integral part of the French Sub-Plan.

1.	Beneficiaries –Limitations on Transfer.

Notwithstanding any other provision of the Plan:

(a)	Options granted to Eligible Employees who are directors, service providers or consultants or as a rule to any other persons who do not have an employment relationship with the Company or an entity controlled by the Company on the Grant Date shall not be deemed to have been granted pursuant to the French Sub-Plan and shall be governed by the Plan.

(b)	Options granted to a Participant who is holding shares representing 10% or more of the Company on the Grant Date shall not be deemed to have been granted pursuant to the French Sub-Plan and shall be governed by the Plan.

(c)	Transfer of Options granted pursuant to the French Sub-Plan other than upon the Participant’s death shall not be permitted. The definition of “Permitted Transferee” set out in Section 4.6 of the Plan shall be amended accordingly for purposes of the French Sub-Plan. Upon the death of the Participant, each of his or her heirs shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the French Sub-Plan and the relevant Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the French Sub-Plan, subject to the provisions of article 7 below.

2.	Option Price.

The Exercise Price of any Option granted under the French Sub-Plan shall be set out in Section 4 of the relevant Stock Option Grant Agreement.

3.	Adjustment of the Options.

The Board may in its sole discretion decide not to apply the provisions of Section 4.13 of the Plan to Options granted under the French Sub-Plan or to apply to such Options different measures than those applied to the other Options granted pursuant to the Plan, in each case in order to comply with the provisions of article L 225-181 of the French Commercial Code.

4.	Premium Options granted to Participants.

The definition and the terms of the Premium Options granted to Participants under the French Sub-Plan shall be amended as follows:

(a)	Notwithstanding any other provision of the Plan, the Exercise Price of any Premium Option granted to Participants under the French Sub-Plan shall be equal to the price mentioned in Section 4 of the Stock Option Grant Agreement (as adjusted from time to time in accordance with Section 4 of the Plan, as amended by article 3 above, as applicable) and NOT to the Accreting Exercise Price.

(b)	Notwithstanding any other provision of the Plan, the percentage of any Premium Option that the Participant will be entitled to exercise at any given point in time shall be determined as follows:

P =	A(B – C)
B – D

provided however that P shall be equal to zero if C is higher than B and in no event may P be greater than A.

For the purpose of such formula:

- “P” refers to the percentage of the Premium Option vested and exercisable under the French Sub-Plan at that time;

- “A” refers to the percentage of the Premium Option that would have been vested and exercisable at that time pursuant to the Plan (in accordance with the provisions of the definition of “Premium Option” set forth in the Section 2 of the Plan and the provisions of Section 4 of the Plan) in the absence of the provisions of article 4 of this Appendix;

- “B” shall mean the Fair Market Value per share of Common Stock as of the Exercise Date of the Premium Option;

- “C” shall mean the Accreting Exercise Price as defined in the Plan and as adjusted in accordance with the provisions thereof, as applicable;

- “D” shall mean the Exercise Price as mentioned in Section 4 of the Stock Option Grant Agreement, as adjusted from time to time in accordance with Section 4 of the Plan, as amended by article 3 above, as applicable.

An example is attached as Exhibit hereto.

5.	Exercise.

Options granted under the French Sub-Plan will not benefit from the cashless exercise right set out in Section 4.10 of the Plan.

6.	Holding period.

(a)	In order for the Participant to benefit from the French tax and social favorable regime mentioned hereinabove, the sale of any shares of Common Stock acquired as a result of the Exercise of Options must not occur before the end of a four-year period following the Grant Date (the “Holding Period”) and during that period the shares must be kept in registered form or in an individualized account in the name of each Participant.

(b)	All shares of Common Stock obtained pursuant to any Option granted under the French Sub-Plan may not be transferred except as provided in the Management Stockholders’ Agreement.

(c)	In the case of a sale of any shares of Common Stock acquired as a result of the Exercise of Options during the Holding Period in accordance with the provisions of the Management Stockholder’s Agreement, the Participant will not be entitled to benefit from the favorable French tax and social regime, unless he or she can avail himself or herself of any of the exceptions set forth in article 91-ter of Annex II of the French Tax Code.

(d)	The occurrence of certain other events, including without limitation the application of the provisions of paragraphs 4.13(c)(B) or 4.13(e) of the Plan, would also deprive the Participant from the benefit from the favorable French tax and social regime.

7.	Death of the Participant.

In the event that a Participant’s Employment terminates due to death, his or her heirs shall have the right to exercise all or any portion of his or her Options exercisable as of the date of death, during a six-month period from the date of the Participant’s death.

Notwithstanding any other provision of the Plan, and notably Section 4.6, the transfer of the Options to the heirs of the Participant and the exercise of all or any portion of the Options by the heirs shall not be subject to the prior approval of the Board.

8.	Data Privacy.

As provided by French Law no.78-17 dated January 6, 1978 and amended by Law no.2004-801 dated August 6, 2004, the Participant (a) is entitled to object, on legitimate grounds, to the processing of personal data relating to him or her and (b) is also entitled to request that the personal data relating to him or her be corrected. Furthermore, the Participant agrees that his/her personal data may be transferred to the Company or to third party service providers (such as stock brokerage services) for the purpose of the administration of the Plan, including but not limited to the receipt of shares of Common Stock and the payment of dividends in accordance with applicable regulations.

Example of calculation of the percentage of Premium Option vested and exercisable on the Exercise Date:

Assumptions:

•	An Eligible Employee has been granted an Option to purchase 1,000 shares of Common Stock pursuant to the provisions of the French Sub-Plan.

•	25% of such Option is a Premium Option (i.e., with respect to 250 shares of Common Stock)

•	The Exercise Price of the Premium Option under the French Sub-Plan: $10.00 per share of Common Stock (“D”)

•	The Exercise Date: the date of the second anniversary of the Grant Date.

•	The Fair Market Value of per share of Common Stock on the Exercise Date: $15.00 (“B”)

•	The Accreting Exercise Price under the Plan on the Exercise Date (as applicable to the Premium Options other than those governed by the French Sub-Plan): $12.10 (“C”)

•	Percentage of the Premium Option that is exercisable under the Plan on the Exercise Date (as applicable to the Premium Options other than those governed by the French Sub-Plan): 40% (“A”)

•	No adjustment of the Exercise Price between the Grant Date and the Exercise Date

Calculation of the percentage of Premium Option vested and exercisable on the Exercise Date:

P	=	A(B – C)
		B – D

	=	40%(15-12.1)
		15-10

	=	23.2%

The Eligible Employee may acquire 23.2% of 250 shares of Common Stock, i.e. 58 shares of Common Stock at $10.00 per share. The excess of the Fair Market Value on the Exercise Date over the Exercise Price would be equal to (15-10) × 58 = $290.00

As a matter of comparison, if he or she had been granted a “standard” Premium Option under the Plan, the Eligible Employee would have had the right to acquire 40% of 250 shares of Common Stock, i.e. 100 shares of Common Stock at $12.10 per share. The excess of the Fair Market Value on the Exercise Date over the Exercise Price would have been equal to (15-12.1) × 100 = $290.00.